Exhibit 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Dated:  February 26, 2007

AGNICO-EAGLE MINES LIMITED

By:	/s/ R. Gregory Laing
Name: R. Gregory Laing

	Title:	General Counsel, Senior Vice President, Legal and Corporate Secretary

AGNICO-EAGLE ACQUISITION CORPORATION

By:	/s/ R. Gregory Laing
	Name:	R. Gregory Laing
	Title:	Vice-President